Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 19th day of October 2006, by and between Barnes Group Inc., a Delaware corporation (the “Company”), and Gregory F. Milzcik (the “Executive”).

WHEREAS, the Executive has served the Company in several executive positions since June 1999, most recently as its Executive Vice President and Chief Operating Officer;

WHEREAS, the Company now desires to enlist the services and employment of the Executive as the President and Chief Executive Officer of the Company and the Executive is willing to render such services in such positions, commencing as of October 19, 2006, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment Term. Subject to the terms and provisions of this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees to be employed by the Company for the period commencing on October 19, 2006 (the “Commencement Date”) and ending on October 19, 2009, unless extended as provided below or terminated sooner as provided in Section 6 hereof (the “Employment Term”); provided, however, that on October 19, 2007 and on each October 19 thereafter, the Employment Term shall be automatically extended for an additional one (1) year period so long as neither the Company nor the Executive has provided the other party with not less than ninety (90) days prior written notice that the Employment Term shall not be so extended. Notwithstanding the foregoing, in no event shall the Employment Term extend beyond October 19 of the calendar year in which the Executive attains age 65.

2. Position and Duties. During the Employment Term the Executive shall be employed and shall serve as the President and Chief Executive Officer of the Company and shall have complete responsibility for the day-to-day management and operations of the Company and such duties as are specified for such position in the Company’s By-Laws and such other duties consistent with the position of chief executive officer of a publicly-held company as are reasonably assigned to him by the Board of Directors of the Company (the “Board”). The Executive shall report solely and directly to the Board and shall perform such other duties, services and responsibilities as may from time to time be requested by the Board. As of the Commencement Date and thereafter during the Employment Term, all other officers of the Company and any of its subsidiaries shall report to the Executive or to one of his designees, except that (i) the leader of the

Company’s Internal Audit Department shall report directly to the Audit Committee of the Board, (ii) the Secretary of the Company shall, upon request of the Chairman of the Board, report directly to the Chairman, and (iii) any other Company officer required under applicable rules of the Securities and Exchange Commission or the New York Stock Exchange to report to another person or body shall report to such person or body. The Executive shall devote his full business time, attention and skill to the performance of his duties, services and responsibilities hereunder, and shall use his best efforts to promote the interests of the Company; provided, however, that the Executive may (a) serve on the board of directors of not more than two corporations with the prior written approval of the Corporate Governance Committee of the Board (the “Governance Committee”), it being understood that such approval shall be at the Governance Committee’s sole discretion, (b) serve on civic or charitable boards or committees, with the prior written approval of the Governance Committee, which approval shall not be unreasonably withheld, (c) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (d) manage his and his family’s private investments, so long as such activities do not, individually or in the aggregate, materially interfere with the performance of Executive’s duties hereunder.

During the Employment Term, the Company shall (i) use its reasonable best efforts to cause the Executive to serve as a member of the Board, and (ii) appoint the Executive to serve as a member of the boards of directors of the Company’s subsidiaries on which the Executive desires to serve (each a “Subsidiary Board”).

3. Location. The Executive shall perform his duties hereunder primarily at the Company’s executive office in Bristol, Connecticut, and shall perform duties at such other locations as are reasonably designated by the Board. During the Employment Term, the Executive shall maintain his principal residence within 50 miles of Bristol, Connecticut.

4. Compensation and Benefits.

4.1 Base Salary. In consideration of the performance of all of the Executive’s obligations during the Employment Term (including any services as an officer, director, employee, member of the Board or Subsidiary Board or any committee thereof, or otherwise), the Company shall during the Employment Term pay the Executive a base salary (the “Salary”) at an annual rate of $600,000. Commencing not later than March 1, 2008, the Compensation and Management Development Committee of the Board (the “Compensation Committee”) shall annually review the Executive’s Salary and may increase (but not decrease) such Salary, at its sole discretion. Any increased Salary shall then constitute the “Salary” for purposes of this Agreement. The Salary shall be payable in equal installments on the first working day of each month (or at such other times at, or in such other installments, in which the Company shall pay base salary to its other executive officers).

4.2 Annual Bonus. For each full calendar year during the Employment Term the Executive shall be eligible to receive an annual bonus pursuant to the Company’s Performance-Linked Bonus Plan for Selected Executive Officers or a successor plan thereto (the “Bonus Plan”). For 2007, the Executive shall have the opportunity under the Bonus Plan to receive an annual bonus equal to:

(i)	75% of Salary upon the attainment of the applicable performance goals established by the Compensation Committee as the target level:

(ii)	a maximum annual bonus of 225% of Salary upon the attainment of the applicable performance goals established by the Compensation Committee as the maximum level;

(iii)	18.75% of Salary upon the attainment of the applicable performance goals established by the Compensation Committee as the threshold level;

(iv)	$0, if the attainment of the applicable performance goals is at a level below that established by the Compensation Committee as the threshold level.

For the calendar year 2006, the Executive’s bonus shall be calculated in accordance with the provisions of the Bonus Plan, applying the Individual Target established for him for 2006, provided that, upon the attainment of the target level of the performance goals previously established by the Compensation Committee in accordance with the provisions of the Bonus Plan, the Compensation Committee shall not use its negative discretion to reduce his 2006 annual bonus below $307,500 (the “2006 Target Amount”). Similarly, the Compensation Committee shall limit its use of negative discretion such that the Executive shall receive, upon attainment of the maximum level of performance goals, a maximum annual bonus of 300% of the 2006 Target Amount, or a minimum annual bonus of 25% of the 2006 Target Amount upon attainment of the minimum level of performance goals. For years during the Employment Term after 2007, while the Compensation Committee shall have the discretion to change the structure and payment terms of the Executive’s awards under the Bonus Plan at threshold, target and maximum levels of performance, the Executive’s annual bonus opportunity for each calendar performance year, upon achieving target level performance for such year, shall not be less than 75% of his Salary as in effect on July 1 of such year (or such earlier date as may be required to assure that the amount payable can qualify as other performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).

The amount of any bonus actually payable to the Executive under the Bonus Plan with respect to any given year shall be determined by the Compensation Committee based upon its assessment of the level at which the performance goals established for that year have been attained, with such adjustments to actual performance results as the Compensation Committee may deem appropriate to achieve the objectives of the Bonus Plan. Upon attainment of performance goals in any year (including 2006) between the threshold and the target levels, or between the target and the maximum levels, established for such year by the Compensation Committee, the amount payable as an annual bonus shall be determined using mathematical interpolation between the percentages of Salary that would have been payable for such year at threshold and target, or target and maximum, as applicable.

4.3 Long-Term Incentive Compensation. During the Employment Term, the Executive shall be eligible to receive awards under the long-term incentive compensation plans, programs or arrangements maintained by the Company at such level and subject to such conditions as the Compensation Committee may determine from time to time in a manner consistent with the Company’s generally applicable compensation practices for its executive officers and giving due consideration to the Executive’s position and contribution to the Company. Notwithstanding the foregoing, prior to March 1, 2007, the Executive shall be granted long-term incentive compensation awards in accordance with the terms of the Barnes Group Inc. Stock and Incentive Award Plan (the “Stock Incentive Plan”) that, in the aggregate, shall have a calculated value (as determined as specified below) of $1,200,000, with such awards to be made (and such value to be provided) in the following forms:

(i)	in the form of stock options to acquire shares of Company common stock, par value $0.01 per share (“Company Stock”), (A) having a term of ten (10 years), (B) having an exercise price equal to the fair market value of a share of Company Stock as determined under the Stock Incentive Plan (the “Fair Market Value”) on the grant date, (C) vesting in three approximately equal installments, in a manner consistent with the Company’s standard practices (i.e., one installment vesting on each of the eighteenth (18th), thirtieth (30th) and forty-second (42nd) month anniversary of the date of grant), and (D) with a calculated value of $300,000, which value shall be determined using the binominal valuation methodology, based on the terms of such grant and such other assumptions as are generally used by the Company for purposes of valuing the grant of stock options;

(ii)	in the form of a service vesting restricted stock unit award (A) vesting in three approximately equal installments in a manner consistent with the Company’s standard practices (i.e., one installment vesting on each of the thirtieth (30th), forty-second (42nd) and fifty-fourth (54th) month anniversary of the date of grant) and (B) with a calculated value of $300,000, which value shall be determined based on the Fair Market Value on the grant date, and

(iii)	in the form of a performance share or performance unit award (A) which may be earned, if at all, upon achievement of earnings per share targets established each year by the Compensation Committee of the Board in respect of the 2007-2009 performance period, (B) which provides the Executive with the opportunity to earn, upon achieving superior levels of performance (as such levels are established by the Compensation Committee) for each of the three years in the performance period, up to 125% of the number of performance shares or performance units awarded, and (C) with a calculated value of $600,000, which value shall be determined based on the Fair Market Value on the grant date.

Except to the extent inconsistent with the express terms of this Agreement, any stock option, restricted stock unit or performance share or performance unit grant made to the Executive in 2007 shall have terms and conditions that are substantially comparable to the terms and conditions of 2007 annual grants (i.e., not including grants to new hires) made to other executive officers in the ordinary course and consistent with the Company’s generally applicable compensation plans and practices.

4.4 Commencement Options. The Company shall grant to the Executive on the Commencement Date options (the “Commencement Option”) to acquire the number of whole shares of Company Stock (with any fractional share rounded down to the nearest whole share) as will result in the Commencement Option having a value on the Commencement Date (determined in accordance with the binomial valuation methodology and based on the terms hereof and such other assumptions as are generally used by the Company for purposes of valuing the grant of stock options) of $1,000,000. Each share of Company Stock subject to the Commencement Option shall have an exercise price equal to the Fair Market Value on the date of grant. The Commencement Option shall

(i)	have a term of ten (10) years,

(ii)	vest and become exercisable ratably, in three equal installments, on April 19, 2008, April 19, 2009 and April 19, 2010, subject to the Executive’s continued employment with the Company through such date,

(iii)	provide for optional forms of exercise which are consistent with those provided in the Company’s Stock Incentive Plan, and

(iv)	provide for a post-termination exercise period in respect of any vested portion thereof (whether vesting on, before or after the date of Executive’s termination) of (A) three (3) years following termination of the Executive’s employment by the Company without Cause, by reason of the Executive’s Death or Disability or by the Executive for Good Reason (as such terms are hereinafter defined) and (B) ninety (90) days following termination of the Executive’s employment by the Executive without Good Reason; provided that the Commencement Option shall expire immediately and the Executive shall not be entitled to a post-termination exercise period with respect to such option (A) upon the Executive’s termination of employment by the Company for Cause and (B) as set forth in Section 8(f) below.

To the extent not inconsistent with the specific terms of this Agreement, the agreement governing the grant of the Commencement Option shall be based upon the form of option agreement generally used with respect to grants to executive officers under, and shall otherwise be subject to the terms of, the Stock Incentive Plan.

4.5 Commencement Stock Grant. The Company shall grant to the Executive on the Commencement Date that number of restricted stock units in relation to the Company Stock as shall be equal to the quotient of (i) $500,000 divided by (ii) the Fair Market Value on the Commencement Date, rounded up to the nearest whole share (the “Commencement Units”). Except as otherwise expressly provided in this Agreement, the Commencement Units shall vest in full on the fourth anniversary of the Commencement Date, subject to the Executive’s continued employment with the Company through such anniversary date. To the extent not inconsistent with the specific terms of this Agreement, the agreement governing the award of Commencement Units shall be based upon the form of time-based restricted stock unit agreement used with respect to grants to executive officers under, and shall otherwise be subject to the terms of, the Stock Incentive Plan.

4.6 Other Benefits. During the Employment Term, the Executive (and his dependents, if eligible thereunder) shall participate in all existing and future employee benefit plans, programs and policies (other than severance plans) generally available to executive officers of the Company, including, but not limited to, the following:

(a) Life Insurance. Pursuant to the Executive’s participation in the Company’s Senior Executive Enhanced Life Insurance Program (the “ELIP”), until the Executive attains age 65 the Company shall pay all premiums for a life insurance policy on the life of the Executive. The insurance policy shall be owned by the Executive and shall have a death benefit equal to four (4) times the Salary. The Company shall fully gross up the Executive for any income tax attributable to the premiums paid by the Company in accordance with the ELIP (but the effective rate of tax for this purpose shall not exceed 45%).

(b) Financial Planning. The Company shall reimburse the Executive in an amount up to $5,000 for financial planning assistance and related services for each program year (i.e., May 1-April 30) during the Employment Term (but, for the program year May 1, 2006-April 30, 2007, such amount shall be up to $20,000 and shall take into account amounts reimbursed in respect of financial planning and assistance and related services for the period prior to the Commencement Date), upon presentation of documentation reasonably acceptable to the Company, and, in each case, fully grossed-up for taxes (but the effective rate of tax for this purpose shall not exceed 45%).

(c) Leased Automobile. The Company shall provide the Executive with (i) the use of a leased car with a monthly leasing cost to the Company not to exceed $1,131 per month and (ii) reimbursement for other expenses associated with the use of such leased car, in either case, in accordance with the Company’s automobile policy as from time to time in effect.

(d) Vacation. For each full calendar year during the Employment Term, the Executive shall be entitled to four (4) weeks of paid vacation (or such greater amount as shall be provided to executives in accordance with the vacation policy of the Company as in effect from time to time during the Employment Term). For 2006, the Executive shall also be entitled to four weeks of paid vacation, taking into account any vacation taken during the period prior to the Commencement Date.

(e) Club Membership. The Company shall reimburse (not grossed-up for taxes) the Executive for his membership in one (1) club in accordance with Company policy as in effect from time to time.

Notwithstanding anything else contained in this Agreement to the contrary, the Company may, at any time or from time to time, amend or terminate any of its employee benefit plans, programs or policies, in which event such amendments and terminations may be applied to the Executive in the same manner as to other Company executive officers, except that the Executive’s vacation benefit may not be reduced below the level described in Section 4.6(d).

4.7 Reimbursement of Legal Fees. Upon presentation of documentation reasonably acceptable to the Company, the Company shall reimburse the Executive for reasonable legal fees and expenses incurred in connection with (i) any good faith action brought by the Executive to enforce his rights under this Agreement (or to respond to any action commenced by the Company) but only those fees and expenses attributable to claims with respect to which there was a substantial likelihood that the Executive would prevail on the merits, and (ii) the negotiation and documentation of this Agreement and any other agreement referenced herein.

4.8 Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the performance of his duties, services and responsibilities under this Agreement in accordance with the Company’s expense reimbursement policy then in effect.

4.9 Stock Ownership Guidelines. The Executive understands that compliance by the Company’s executive officers with the stock ownership guidelines it has established is of significant importance to the Company and the Executive agrees to comply with such guidelines as in effect from time to time, within the time frame established thereunder. The Executive further understands and acknowledges that the Commencement Options and Commencement Units, the commitment to make 2007 long-term incentive grants and the continued opportunity for the Executive to receive further long-term incentive grants are made or provided by the Company in reliance on the Executive’s commitment to comply with such share ownership guidelines.

4.10 Recovery of Amounts Related to Restatement The Executive agrees and acknowledges that, notwithstanding anything else contained in this Agreement or in any compensatory plan, agreement, program, policy or arrangement, the Executive shall be responsible for reimbursing the Company for some or all of any amounts paid or received (or to be paid or received) in respect of any annual incentive compensation or any long-term incentive compensation awarded to the Executive after the Commencement Date, whether awarded before or after termination of employment, if (i) payment of such compensation was contingent, in whole or in part, upon the achievement of one or more specified financial targets, and (ii) the Company implements a Mandatory Restatement (as hereinafter defined). For the avoidance of doubt, this Section 4.10 shall not relate to the gain recognized on any stock option, the compensation received in respect of any restricted stock or restricted stock unit grant, or any other variety of equity-based compensation, whether made on, before or after the Commencement Date, that has a vesting schedule based on the passage of time and the continued performance of services, and not on the achievement of any performance objectives. Similarly, this Section 4.10 shall not apply to any award that has or had alternative vesting criteria unrelated to the performance objective affected by the Mandatory Restatement (an “Alternative Vesting Award”) that have otherwise been satisfied at the time of the Mandatory Restatement.

The amount which the Executive shall be obligated to reimburse the Company shall be the amount, if any, by which the compensation paid or received (or to be paid or received) exceeds the amount that would have been paid or received based on the financial results reported in the restated financial statements, in each case as determined in good faith by the Compensation Committee, as constituted at the time of the relevant action; provided, however, that (i) no repayment will be payable in respect of an Alternative Vesting Award where the alternative vesting criteria have not yet been, but can still be, satisfied and the Compensation Committee has determined in good faith that the likelihood that such criteria will be satisfied is not immaterial; provided that the amount that would otherwise have been repaid to the Company in respect of any portion of such Alternative Vesting Award that does not become vested based on such alternative vesting criteria shall be due and payable promptly after the opportunity to satisfy the alternative vesting criteria has expired; (ii) the amount that the Executive shall be required to reimburse the Company from previously received compensation shall be reduced by the Net Tax Cost (as hereinafter defined) to the Executive of such compensation and (iii) to the extent that the price of the Company’s common stock is or was a component of the performance objectives upon which the compensation was payable, the value of the stock taken into account for purposes of re-determining the level of achievement based on the restated financial results will be determined by reducing the reported stock prices during each accounting year affected by the Mandatory Restatement by an amount per share equal to the product of (A) the average weekly earnings per share multiples at which the Company’s common stock traded for the 52 week period for such accounting year multiplied by (B) the amount by which earnings per share for such accounting year was reduced as a result of the Mandatory Restatement. If the Executive concludes that the amount to be repaid to the Company in accordance with subclause (iii) of the immediately preceding sentence is excessive and inequitable, he may petition the Compensation Committee to review that determination. If the Compensation Committee agrees with the Executive’s conclusion, it shall, in its sole discretion, specify an amount to be repaid to the Company that it concludes is equitable and appropriate under the circumstances. If the Compensation Committee does not agree that the formula produces a result that is excessive and inequitable, no adjustment shall be made in the amount to be repaid to the Company. The determinations, conclusions and other actions of the Compensation Committee in accordance with the two immediately preceding sentences shall be final, binding and conclusive on the Company and the Executive, and all persons claiming an interest through either such party.

A “Mandatory Restatement” shall mean a restatement of the Company’s financial statements for 2006 or any year thereafter which, in the good faith opinion of the Company’s Independent Registered Public Accounting Firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year. Notwithstanding the immediately preceding sentence, a Mandatory Restatement shall not include any restatement that (i) occurs more than three years following the date that the Employment Term ends pursuant to Section 5 hereof or (ii) in the good faith judgment of the Audit Committee of the Board (the “Audit Committee”), (A) is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Audit Committee concludes were beyond the control and responsibility of the Executive and that occurred regardless of the Executive’s diligent and thorough performance of his duties and responsibilities. In addition, in determining the amounts, if any, that the Executive shall be required to reimburse the Company pursuant to this Section 4.10 (or that would be payable to the Executive in respect of any then in progress awards), all effects, whether positive or negative, of any change in the manner of reporting any transaction or class of transactions that the Audit Committee shall specifically agree to exclude for this purpose shall be disregarded.

“Net Tax Cost” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by the Executive in respect of the compensation received that is subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to the Executive (including, without limitation, any deduction permitted under the claim of right doctrine), and regardless of whether the Executive would be required to amend any prior income or other tax returns.

The Executive agrees that, to the extent permitted under applicable law, the Company may seek reimbursement of such amounts from the Executive and may recapture such amounts by retaining the compensation or other amounts that would otherwise be due or payable to the Executive.

5. Termination. The Executive’s employment with the Company and the Employment Term shall terminate upon the expiration of the Employment Term, as specified in Section 1 hereof, or upon the earlier occurrence of any of the following events of termination:

(a) By the Company (other than for Cause), immediately upon delivery of written notice to the Executive.

(b) By the Company for Cause upon thirty (30) days prior written notice (the “Cause Notice”) to the Executive. The Company may not terminate the Executive’s employment for Cause unless such written notice is delivered to the Executive within ninety (90) days of the Board having actual knowledge of the action or omission constituting Cause (it being understood that knowledge by the Executive or any officer who reports to the Executive shall not constitute knowledge by the Board). Notwithstanding the foregoing, following receipt of such notice the Company may place the Executive on an administrative leave pending completion of the process established under this Section 5(b). During the term of such leave, the Executive shall be entitled to receive all compensation and benefits due under this Agreement pending completion of the process described herein, and the consequences of placing the Executive on such leave shall not constitute a breach of this Agreement or Good Reason for the Executive to terminate his employment hereunder. “Cause” shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise,

(iii) the Executive’s conviction for the commission of (A) a felony or (B) any other crime involving moral turpitude, (iv) a willful and material breach by the Executive of any provision of this Agreement which is not cured within twenty (20) days of receipt of written notice thereof from the Board which specifies the nature of such breach, (v) a violation by the Executive of any policy of the Company that is generally applicable to all employees or all officers of the Company including, but not limited to, policies concerning insider trading or sexual harassment, or the Company’s code of conduct, that the Executive knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company or material damage to its business reputation; and (vi) the Executive’s failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company’s business practices, whether internal or external, including, but not limited to, the Executive’s refusal, after a written request by the Company’s internal or external legal counsel, to be deposed or to provide testimony at any trial or inquiry, which is not cured within twenty (20) days of written notice from the Board which specifies such failure. For purposes of clauses (i), (ii) and (iv) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company. The Executive shall have the right to appear before the Board, with his counsel present if he so elects, prior to any final determination by the Board to terminate his employment for Cause. The Executive may request a meeting with the Board by submitting a written request to the Board within ten (10) days of receipt of the Cause Notice. Such meeting with the Board shall be fixed and shall occur on a date selected by the Board (such date being not less than five (5) nor more than twenty (20) days after the Board receives the Executive’s written request). Such meeting shall take place at the executive offices of the Company and the Executive shall have the right to address the Board for such period of time as established by the Board, but in no event less than thirty (30) minutes. For all purposes of this Agreement, if the Executive’s employment is terminated for Cause, the effective date of such termination shall be the date of delivery of the Cause Notice.

(c) By the Executive for Good Reason upon thirty (30) days prior written notice to the Board. The Executive may not terminate his employment for Good Reason by reason of any event or action unless such written notice is delivered within ninety (90) days of the Executive having actual knowledge of such event or action. “Good Reason” shall mean the occurrence of any of the following, unless specifically approved by the Executive in writing prior to the event or action: (i) a materially adverse change in the Executive’s title, position, duties, responsibilities or reporting relationships, (ii) a reduction in the Salary or failure to pay compensation or benefits, (iii) a change in location of the Company’s executive offices to a location which is more than fifty (50) miles away from both the location of the Company’s current executive offices and the Executive’s residence, (iv) the assignment to the Executive of duties materially inconsistent with the Executive’s status as Chief Executive Officer of the Company, (v) if the Company purports to terminate the Executive under Section 6(b) hereof, the Company’s failure to provide the Executive (A) thirty (30) days prior written notice of its intention to terminate his employment for Cause in accordance with Section 6(b) hereof or (B) the opportunity to appear before the Board in accordance with Section 6(b) hereof, (vi) the Company notifies the Executive of its intention not to extend the Employment Term pursuant to Section 1 hereof, (vii) at any time during the Employment Term, the Company does not nominate the Executive for re-election to the Board or fails to use its reasonable best efforts to cause the Executive to be re-elected to the Board, in either case, in accordance with Section 2 hereof, and/or (viii) any other material breach of this Agreement by the Company. The Company shall be afforded twenty (20) days following receipt of written notice from the Executive of his intention to terminate his employment for Good Reason in which to cure any of the foregoing actions or events.

(d) By reason of the Disability of the Executive. The Executive shall be considered to be disabled (i) after he has been unable fully to perform the substantial portion of his duties hereunder, with reasonable accommodation as required by law, by reason of physical or mental illness for 180 days during any 360 day period or (ii) if in the written medical opinion of a medical doctor mutually acceptable to the Executive and the Company, the Executive has a condition that makes it reasonably likely that the Executive will be unable to perform the substantial portion of his duties hereunder for a period of at least 180 days (either such circumstance shall hereafter be called a “Disability”). In the event that the Executive and the Company cannot agree upon a medical doctor to provide an opinion of the kind contemplated in the immediately preceding sentence, each shall appoint a medical doctor of its or his choice and those two medical doctors shall then appoint a third medical doctor to make the determination.

(e) By reason of the death of the Executive (“Death”).

In the event of termination of the Employment Term, for whatever reason other than Death, (i) the Executive shall cooperate with the Company and be reasonably available to the Company with respect to continuing and/or future matters arising out of the Executive’s employment or any other relationship with the Company (but not to unreasonably interfere with any employment or other business services or activities then being conducted by the Executive), whether such matters are business-related, legal or otherwise and (ii) the Executive shall resign immediately from his membership on the Board and each Subsidiary Board.

6. Termination Payments. The following termination payments and benefits shall be provided to the Executive in lieu of any benefits provided in the Company’s Executive Separation Pay Plan and such payments and benefits shall be paid or provided in accordance with the terms of the applicable Company plan, program or policy. Subject to Sections 9 and 14 hereof, the following payments upon termination shall constitute the exclusive payments and benefits due the Executive upon termination of Executive’s employment, but shall have no effect on (i) any benefits which may be due the Executive under any plan, program or policy of the Company which provides benefits after termination of employment, other than any severance pay or salary continuation plan, which shall be inapplicable (the “Accrued Benefits”), and/or (ii) the Executive’s entitlement to reimbursements under Section 4.7 and 4.8 hereof.

6.1 Termination for Cause or other than Good Reason. Upon termination of the Executive’s employment and the Employment Term by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Executive the Salary earned and unpaid as of the date of termination and provide the Executive the Accrued Benefits.

6.2 Termination without Cause or for Good Reason. If the Executive’s employment and the Employment Term are terminated by the Company without Cause (except by reason of the Executive’s Death or Disability) or by the Executive for Good Reason, the Company shall (i) pay the Executive the Salary earned and unpaid as of the date of termination and provide the Executive the Accrued Benefits, (ii) pay the Executive at the times specified below an aggregate amount equal to two times the sum of (A) his Salary at the date of termination and (B) his target bonus amount in effect for the year of termination, (iii) during the Severance Period (as defined below), continue to provide the Executive coverage under those Company-sponsored welfare benefit plans (other than severance plans) in which he participated immediately prior to such termination, but only to the extent such continued coverage can be provided pursuant to the terms and conditions of any such plan and without adverse tax consequences to the Executive, the Company or any other participant in such plans and subject to the Executive’s continued payment of any premiums or other amounts for such benefits that he was paying for participation in any such plan immediately prior to such termination, (iv) provide that any outstanding option to purchase Company Stock held by the Executive as of the date of termination and granted to him on or after the Commencement Date (including, but not limited to, the Commencement Option) shall continue to vest in accordance with its regular vesting schedule through the expiration of the Severance Period and shall remain exercisable for one year following the expiration of the Severance Period (or, if less, for the remaining term of such option), after which all such outstanding options shall expire and (v) provide that any restricted stock unit or performance share or performance unit award (including, but not limited to, the Commencement Units) outstanding at the date of Executive’s termination and granted on or after the Commencement Date shall vest as of the date of such termination, to the extent such awards would have become vested in accordance with their regular vesting schedule had the Executive’s employment continued through the expiration of the Severance Period, and, in the case of any performance shares or performance units, assuming that the applicable performance goal had been achieved at target.

For purposes of this Section 6.2, the “Severance Period” shall mean the period commencing on the date of termination and ending on the day before the second anniversary of such termination date. Except as otherwise expressly provided in Section 6.5, all payments to be made on benefits provided under this Section 6.2 shall be made and benefits provided when such payments or other benefits would have been made or provided if the Executive’s employment had not terminated (e.g., so that the Executive shall be paid the amounts payable in respect of Salary and annual bonus on the same basis as though the Executive remained employed by the Company).

6.3 Termination upon Death or Disability. If the Executive’s employment and the Employment Term are terminated by reason of the Executive’s Death or Disability, the Company shall (i) pay the Executive the Salary earned and unpaid as of the date of termination and provide the Executive the Accrued Benefits and (ii) provide the Executive or his beneficiary, as applicable, the compensation and benefits made available generally to executive officers of the Company in the event of death or disability under the terms and conditions of the Company’s applicable plans, policies, programs or arrangements applicable to executive officers.

6.4 Change of Control. Upon the occurrence of a Change of Control (as defined below), all outstanding stock options, restricted stock unit and performance share or performance unit awards then held by the Executive that were granted on or after the Commencement Date (including, but not limited to, the Commencement Options and the Commencement Units) that are not then vested shall immediately become vested and, in the case of performance share or performance units, assuming that the applicable performance objectives were achieved at the target level of performance. The Executive’s rights and entitlements upon a Change of Control shall be governed exclusively pursuant to the terms of this Agreement (and any prior agreements concerning his rights under a Change of Control, or any similar event, shall be of no further force and effect), except that his rights and entitlements with respect to any equity-based grants awarded prior to the Commencement Date shall be determined in accordance with the agreements between the Executive and the Company (including, without limitation, the Severance Agreement (a/k/a the Change of Control Agreement) dated as of June 12, 1999 (the “Severance Agreement”)), as in effect on the date hereof. In the event that, within two years following a Change of Control, the Executive is terminated by the Company (or its successor) without Cause, or terminates his employment for Good Reason, the Executive shall receive the severance benefits and other termination benefits described in Section 6.2, but modified or supplemented as follows:

(i)	the amount payable in lieu of Salary and annual bonus under subclause (ii) of Section 6.2 shall be paid in a single lump sum payment 10 days following the Executive’s termination;

(ii)	the amount payable in respect of annual bonus under such subclause (ii) of Section 6.2 shall be equal to the greater of (A) the annual bonus that would have been payable to him for the year of termination at the target level of performance, and (B) the average of the last three bonuses paid to the Executive by the Company (such greater amount hereafter called the “Applicable Bonus Amount”); and

(iii)	the Executive shall also be paid an amount equal to the product of (A) the Applicable Bonus Amount, and (B) a fraction, the numerator of which is the number of days during such year elapsed prior to and including the Executive’s date of termination and the denominator of which is 365.

For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred: (i) any person is or becomes the beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Securities Exchange Act of 1934, as amended (a “Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities, but excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Commencement Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent

(either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or (v) there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

6.5 Compliance with Section 409A. Notwithstanding anything contained in this Agreement, any payment to be made to the Executive in accordance with this Section 6 (including, but not limited to, the Salary continuance and bonuses referenced in Sections 6.2 and 6.4) may be delayed or deferred by the Company in order to (i) comply with all applicable laws, regulations and rules (including, without limitation, rules of any stock exchange on which the Company’s shares are listed), or (ii) avoid adverse tax consequences to the Company or the Executive. Without limiting the generality of the foregoing sentence, any such payments due within six months following the date of the Executive’s termination that are treated as deferred compensation subject to Section 409A of the Code or any successor or similar tax law or regulation, shall, if and solely to the extent necessary to cause the Executive not to be subject to the additional tax thereunder, be made six months following such termination. Any amount deferred shall bear interest for the period of the deferral at the applicable federal rate determined in accordance with Section 1274 of the Code.

6.6 No Mitigation or Offset. Upon termination of the Executive’s employment hereunder, he shall have no mitigation obligation hereunder; it being expressly agreed that if the Executive receives any income, payment or other benefit from a third party after any such termination, such income, payment or benefit shall not be set off against any payments or benefits to be made or provided to the Executive by the Company pursuant to this Section 6.

6.7 No Impact on Prior Grants. Nothing in this Section 6 shall be construed to accelerate the vesting of, extend the term of or otherwise modify any option or other equity-based or long-term incentive award granted to the Executive prior to the Commencement Date. The terms and conditions of any such awards shall be governed by the terms of the agreements pertaining thereto and the underlying plan documents.

7. Excise Tax Limitation.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code, and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account Executive’s applicable federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating compensation or benefits that are treated as being entirely subject to the Excise Tax, starting with the portion thereof which is to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Total Payments shall be reduced as provided in Section 7(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within ten (10) days of the Termination Date. Absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.

8. Executive Covenants.

(a) Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and receive information relating to the business affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Executive agrees that during the Employment Term and thereafter, the Executive shall keep such information confidential and not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company (unless such information is otherwise in the public domain through no fault of the Executive); provided, however, that nothing in this Section 8(a) shall prevent the Executive, with or without the Company’s consent, from (i) providing truthful testimony or otherwise cooperating in good faith with any investigation related to the business activities and practices of the Company and its officers and agents being conducted by a duly authorized agency of the federal or any state or local government or any duly appointed agent of the Board or any committee thereof or (ii) disclosing documents or information (A) in the performance of his duties hereunder to persons having commercial relationships or dealings with the Company, so long as such disclosure is made by the Executive (or at his direction) in the good faith belief that it is in the best interests of the Company and such disclosure is not contrary to any direction of the Board or any committee thereof or internal or external legal counsel to the Company and (B) in connection with any judicial or administrative investigation, inquiry or proceeding, provided that the Executive is compelled to do so by court order or subpoena and notifies the Company as soon as practicable after the receipt of such court order or subpoena (it being understood and agreed that no such order or subpoena shall be required in connection with an inquiry or proceeding that is described in subclause (i) above). This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Employment Term, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document in the actual or constructive possession of the Executive at the end of the Employment Term.

(b) Non-competition. By and in consideration of the Company’s entering into this Agreement and the Salary, other compensation and benefits to be provided by the Company hereunder (including, but not limited to, the Commencement Option and the Commencement Units), and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive agrees that the Executive shall not, during the Employment Term and for a period of two (2) years thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, employee, partner, or investor, with any Competing Enterprise. For purposes of this paragraph, the term “Competing Enterprise” shall mean any person, corporation, partnership or other entity engaged in a business which is in direct competition with any material or significant business of the Company or any of its affiliates at the relevant time (or, during the Restriction Period, at the date of termination of employment); provided that, the direct or indirect parent of any entity that is in direct competition with the Company shall be considered to be in direct competition with the Company, but that nothing herein shall preclude the Executive from providing services to an entity affiliated with, but not directly or indirectly controlling or controlled by an entity that is in direct competition with the Company so long as the Executive does not, directly or indirectly, provide any services, advice or other assistance to such competing entity. For the avoidance of doubt, the Company and the Executive agree that as of the Commencement Date, the material or significant businesses of the Company are:

(1)	Barnes Distribution, an international, full-service distributor of C class maintenance, repair, operating and production supplies;

(2)	Associated Spring, an international manufacturer of precision mechanical and nitrogen gas products, fine blanking products and a global supplier of retaining rings, reed valves, shock discs and injection-molded plastic components and assemblies; and

(3)	Barnes Aerospace, an international manufacturer and repairer of highly engineered original equipment structural aircraft engine and industrial gas turbines components.

Following termination of the Employment Term, upon request, the Executive shall notify the Company of the Executive’s then current employment status. Notwithstanding the foregoing, this Section 8(b) shall not preclude the Executive from owning, solely as a passive investor, up to 2% of any class of equity securities of any Competing Entity which is publicly traded on an established securities market.

(c) Non-solicitation of Customers. The Executive agrees that during the Restriction Period, he shall not intentionally or knowingly, directly or indirectly, (i) interfere with the Company’s or any of its affiliates’ relationship with, or endeavor to entice away from the Company or any of its affiliates, any individual, person, firm, corporation or other business entity who at any time during the Employment Term was a customer of the Company or any of its affiliates or otherwise had a material business relationship with the Company or any of its affiliates, or (ii) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its affiliates.

(d) Non-solicitation of Employees. The Executive agrees that during the period commencing on the date his employment terminates for whatever reason other than Death, and ending on the third anniversary thereof, he shall not intentionally or knowingly, directly or indirectly, (i) interfere with the Company’s or any of its affiliates’ relationships with, or endeavor to entice away from the Company or any of its affiliates, (ii) solicit for employment, or (iii) hire any person who is an employee (or, within the immediately preceding 90 days, was an employee) of the Company or any of its affiliates and who was an employee of the Company or any of its affiliates at the date of the Executive’s termination of employment (or during the 90-day period immediately prior thereto).

(e) Non-disparagement. The Executive agrees that the Executive shall not disparage the Company or its affiliates, or its or their current or former officers, directors, and key employees in any way; further, the Executive shall not make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of any of the aforementioned entities or individuals; provided, that this Section 8(e) shall not prohibit statements which the Executive is required to make under oath or which are otherwise required by law, provided that such statements are truthful and made in a professional manner. The Company agrees that neither it, nor any of its authorized representatives, shall disparage the Executive in any way, and that neither the Company nor any of its authorized representatives shall make or solicit any comments, statements, or the like to the media or to others that would be considered derogatory or detrimental to the good name or business reputation of the Executive; provided, that this Section 8(e) does not prohibit statements which (i) the Company or any of its officers, directors, employees, affiliates or advisors are required to make under oath or are otherwise required by law, (ii) are required to comply with the rules of the New York Stock Exchange or any other similar exchange or automated trading system on which any of the Company’s securities are listed, or (iii) are, in the opinion of counsel for the Company, necessary to comply with the Company’s disclosure obligations to its stockholders, provided that in any case such statements are truthful and made in a professional manner; and, provided further, that the limitations applicable to the Company under this Section 8(e) shall not apply in the event the Executive has been terminated for Cause or circumstances existed such that the Company could have terminated the Executive for Cause.

(f) Remedies. The Executive agrees that (i) any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; (ii) in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all persons and/or entities acting for and/ or with the Executive, without having to prove damages, and to all costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the Company may be entitled at law or in equity and (iii) notwithstanding any other terms in this Agreement or applicable stock plans, in the event of said breach, all (A) vested and unvested stock options, and (B) restricted shares or restricted stock units which have not yet been earned, in each case were granted to the Executive after the Commencement Date, shall immediately expire and shall no longer be exercisable after such breach. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of this Section 8 are reasonable and the Company would not have entered into this Agreement but for their inclusion herein. Should a court or arbitrator determine that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

(g) Survival; Breach Not a Defense. The provisions of this Section 8 shall survive any termination of the Employment Term, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 8.

9. Indemnification and Insurance. During the Employment Term and at all times thereafter, the Company shall cause the Executive to be covered and named as an insured under any policy or contract of insurance obtained by it to insure its officers and directors against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this Section 9 shall be of the same scope and on the same terms and conditions as the coverage provided to other officers or directors of the Company. The Executive shall be entitled to indemnification for liabilities and expenses to the fullest extent permitted under Delaware law to the extent consistent with the Company’s Articles of Incorporation and By-Laws.

10. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown below, or at such other address or addresses as either party shall designate to the other in accordance with this Section 11.

If to the Company:

Barnes Group Inc.
123 Main Street
Bristol, Connecticut
ATTN: Senior Vice President, General Counsel and Secretary

If to the Employee:

Gregory F. Milzcik
4 Atwater Terrace
Farmington, CT 06032

12. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and permitted assigns. Notwithstanding the provisions of the immediately preceding sentence, the Executive shall not assign all or any portion of this Agreement without the prior written consent of the Company.

13. Agreement to Arbitrate; Injunctive Relief. THE PARTIES HERETO AGREE THAT ANY CLAIM, DEMAND, DISPUTE, ACTION OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE (COLLECTIVELY, THE “PARTIES’ DISPUTES”), SHALL BE DECIDED BY A SINGLE ARBITRATOR PURSUANT TO AN ARBITRATION UNDER THE NATIONAL RULES FOR THE RESOLUTION OF EMPLOYMENT DISPUTES OF THE AMERICAN ARBITRATION ASSOCIATION (“AAA RULES”) AS MODIFIED HEREBY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL

COUNTERPART OR A COPY OF THIS AGREEMENT INCLUDING THIS SECTION WITH THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) AS WRITTEN EVIDENCE OF THE AGREEMENT OF THE PARTIES TO SO ARBITRATE. THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION AND AGREE TO ARBITRATE ALL PARTIES’ DISPUTES. Any arbitration pursuant to this Agreement shall take place in Hartford, Connecticut (or in such other location as the parties shall mutually agree in writing) before a single arbitrator having no less than ten years experience in employment matters appointed in accordance with the AAA Rules or, if the parties to the arbitration agree, a single retired judge. Notice of any demand for arbitration shall be provided in writing to the other party pursuant to Section 11 hereof and to the AAA (the “Arbitration Notice”). For the purposes of this Agreement, an arbitration shall be deemed to have been commenced at such time as the Arbitration Notice has been delivered to all the other parties pursuant to the provisions of Section 11. The parties shall be entitled to discovery in conjunction with such arbitration (with the scope of discovery to be co-extensive with discovery rights applicable to an equivalent civil action in state court). Any award rendered by the arbitrators (or, if applicable, retired judge) shall be final and binding and may be enforced in the courts of the state in which the arbitration takes place. Each party shall pay half of the fees and expenses of the arbitrator.

14. Withholding. All payments and benefits hereunder shall be reduced, as necessary, by the amount of all applicable income, employment, excise or other taxes required to be withheld by the Company pursuant to federal, state or local law.

15. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and plans, written or oral between them as to such subject matter, including, but not limited to, the Company’s Executive Severance Pay Plan and the Severance Agreement (except to the extent otherwise expressly provided in Section 6.4 hereof).

16. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Connecticut, without reference to the principles of conflict of laws.

18. Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

19. Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

21. Executive Representation. The Executive represents and warrants to the Company that he is not subject to any agreement, written or oral, any law, regulation or similar enactment, or any decree, order or similar action by any tribunal or government authority, which could, in any way, restrict his ability to negotiate, enter into or fully perform his obligations hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by authority of its Board of Directors, and the Executive has hereunto set his hand, the day and year first above written.

BARNES GROUP INC.

By:	/s/ Thomas O. Barnes
Name:	Thomas O. Barnes
Title:	Chairman, Board of Directors

EXECUTIVE

By:	/s/ Gregory F. Milzcik
Gregory F. Milzcik

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